Exhibit 3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF APRIL 30, 2000, UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE TEN MONTHS ENDED APRIL 30, 2000


BACKGROUND

On April 12, 2000, e-Net acquired AMRES for 7,500,000 shares of common stock and a $4,000,000 note payable, of which $1,595,000 was paid by e-Net at the time of close. AMRES has more significant operations and has management control of current operations of e-Net or its subsidiaries. e-Net, prior to a series of acquisitions in February and March 2000, was considered a blank-check company with limited operating history.

On February 11, 2000, e-Net acquired all the issued and outstanding capital stock of Titus. In connection with this acquisition the Company issued 300,000 shares of restricted common stock and 100,000 shares of B Preferred. The acquisition was treated under the purchase method with the excess of cost over the fair value of net assets acquired of $1,600,00 allocated to goodwill.


On February 14, 2000, the Company acquired all the issued and outstanding capital stock of LoanNet. In connection with this acquisition the Company issued 250,000 shares of common stock valued at $2,305,625. The acquisition was treated under the purchase method with the excess of cost over the fair value of the net assets acquired of $2,226,873 allocated to goodwill.

On March 17, 2000, the Company acquired all the issued and outstanding capital stock of ExpiDoc for 24,000 shares of the Company's common stock. These shares were valued at $321,510. The acquisition was treated under the purchase method with the excess of cost over the fair value of the net assets acquired of $315,860 allocated to goodwill.

BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed consolidated balance sheet presents the financial position of the Company on April 30, 2000. The acquisition of AMRES has been accounted for as a recapitalization of AMRES, whereby AMRES is deemed the acquiring company for financial reporting purposes. Accordingly, the historical assets and liabilities and related operations of AMRES are presented at historical cost in manner similar to a pooling of interests.


     This unaudited pro forma condensed consolidated statement of operations has been prepared utilizing historical financial statements and notes thereto, as well as pro forma adjustments as described in the notes to this pro forma statement of operations. The pro forma statement of operations is based on the assumptions set forth herein and in the notes to such financial statement. The pro forma statement of operations includes the effects of the following acquisitions:

     o The effects of debt issued by e-Net to acquire American Residential Funding, Inc., ("AMRES").

     o Acquisition of Titus Real Estate, LLC through the issuance of 300,000 shares of common stock and 100,000 shares of Series B $1,000,000 Redeemable Preferred Stock in a transaction valued by the parties at $1.6 million.

     o Acquisition of LoanNet Mortgage, Inc. through the issuance of 250,000 shares of common stock in a transaction valued at $2.3 million.

     o Acquisition of ExpiDoc, Inc. through the issuance of 24,000 shares of common stock in a transaction valued at $196,000.

     The unaudited pro forma condensed consolidated statement of operations for the ten months ended April 30, 2000, includes the operating results of e-Net, Titus, LoanNet, and ExpiDoc from the dates of acquisition, using the purchase method of accounting. The consolidated financial information of e-Net, includes the historical results of AMRES for all periods presented and the results of e-Net from the date of the reverse acquisition, April 12, 2000, through April 30, 2000. The consolidated financial information of the predecessor entity e-Net includes the results of operations for the nine months ended January 31, 2000. The unaudited pro forma condensed consolidated statement of operations are presented for illustrative purposes only and do not purport to represent what the Company's results of operations would have been had the acquisitions described herein occurred on May 1, 1999, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements and notes thereto of e-Net, and the historical financial statements of Titus, LoanNet, and ExpiDoc.

                                        E-NET FINANCIAL.COM CORPORATION
                                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                      BALANCE SHEET AS OF APRIL 30, 2000
-------------------------------------------------------------------------------------------------------------
                                                      E-NET          AMRES           TITUS         LOANNET
ASSETS
Current assets:
   Cash and cash equivalents                     $    312,422    $    154,409    $        446   $     36,969
   Receivables                                         36,006         189,288           2,651          3,458
   Prepaid expenses and other current assets          158,630          40,276            --             --
                                                 ------------    ------------    ------------   ------------
Total current assets                                  507,058         383,973           3,097         40,427
Property and equipment, net                           130,837          77,321            --           84,089
Investments in subsidiaries                         4,240,135            --              --             --
Goodwill, net                                            --              --              --             --
Other                                                  46,181          63,017            --           13,000
                                                 ------------    ------------    ------------   ------------
Total assets                                     $  4,294,211    $    524,311    $      3,097   $    137,516
                                                 ============    ============    ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued liabilities      $    184,668    $    158,103    $       --     $     18,093
   Notes payable to related parties                 1,434,735         374,956            --             --
   Other current liabilities                          130,977            --              --             --
                                                 ------------    ------------    ------------   ------------
Total current liabilities                           1,750,380         533,059            --           18,093
Other liabilities                                      39,649            --              --          100,000
                                                 ------------    ------------    ------------   ------------
Total liabilities                                   1,790,029         533,059            --          118,093
                                                 ------------    ------------    ------------   ------------
Stockholders' equity (deficit)
   Convertible class C preferred stock              1,493,638            --              --             --
   Common stock and additional paid-in capital     10,227,228         280,000            --          134,543
   Retained earnings                               (6,595,684)       (288,748)          3,097
                                                                                                    (115,120)
   (accumulated deficit)
   Treasury stock                                  (1,991,000)           --              --             --
                                                 ------------    ------------    ------------   ------------
Total stockholders' equity (deficit)                3,134,182          (8,748)          3,097         19,423
                                                 ------------    ------------    ------------   ------------
Total liabilities and stockholders' equity
    (deficit)                                    $  4,294,211    $    524,311    $      3,097   $    137,516
                                                 ============    ============    ============   ============

                                                                 Adjustments        Pro Forma
                                                    EXPIDOC        (Note A)       Consolidated
ASSETS
Current assets:
   Cash and cash equivalents                     $     88,118    $       --      $    592,364
   Receivables                                         22,555            --           253,958
   Prepaid expenses and other current assets             --              --           198,906
                                                 ------------    ------------    ------------
Total current assets                                  110,673            --         1,045,228
Property and equipment, net                              --              --           292,247
Investments in subsidiaries                              --        (4,240,135)(1)        --
Goodwill, net                                            --         4,014,636       4,014,636
Other                                                    --             --            122,198
                                                 ------------    ------------    ------------
Total assets                                     $    110,673    $   (225,499)   $  5,474,309
                                                 ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable and accrued liabilities      $     28,516    $       --      $    389,380
   Notes payable to related parties                      --              --         1,809,691
   Other current liabilities                             --              --           130,977
                                                 ------------    ------------    ------------
Total current liabilities                              28,516            --         2,330,048
Other liabilities                                        --              --           139,649
                                                 ------------    ------------    ------------
Total liabilities                                      28,516            --         2,469,697
                                                 ------------    ------------    ------------
Stockholders' equity (deficit)
   Convertible class C preferred stock                   --              --         1,493,638
   Common stock and additional paid-in capital        125,220        (852,650)(3)   9,914,341
   Retained earnings                                  (43,063)        627,151      (6,412,367)
   (accumulated deficit)
   Treasury stock                                        --              --        (1,991,000)
                                                 ------------    ------------    ------------
Total stockholders' equity (deficit)                   82,157        (225,499)      3,004,612
                                                 ------------    ------------    ------------
Total liabilities and stockholders' equity
    (deficit)                                    $    110,673    $   (225,499)   $  5,474,309
                                                 ============    ============    ============

                See notes to unaudited pro forma condensed consolidated financial statements


                                          e-NET FINANCIAL.COM CORPORATION
                                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                          STATEMENT OF OPERATIONS FOR THE TEN MONTHS ENDED APRIL 30, 2000


                                                          Predecessor
                                              e-Net           e-Net           Titus         LoanNet          ExpiDoc
                                          ------------    ------------    ------------    ------------    ------------
Revenue                                   $  4,689,170    $     91,058    $     47,141    $     69,347    $     90,565
Cost of revenue                              3,411,750            --              --            44,293          53,809
                                          ------------    ------------    ------------    ------------    ------------
Gross profit                                 1,277,420          91,058          47,141          25,054          36,756
Selling, general, and administrative         2,059,374       2,086,239         236,671         195,823         189,487
Stock-based compensation                     1,000,000            --              --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Income (loss) from operations               (1,781,954)     (1,975,181)       (189,530)       (170,769)       (152,731)
Other income (expense):
   Interest expense, net                          --            (7,588)           --              --              --
   Other                                       (14,945)          7,514            --              --              --
                                          ------------    ------------    ------------    ------------    ------------
                                               (14,945)            (74)           --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Loss before extraordinary item              (1,796,899)     (1,995,255)       (189,530)       (170,769)       (152,731)
Loss on extinguishment of debt                    --           (78,641)           --              --              --
                                          ------------    ------------    ------------    ------------    ------------
Net loss                                  $ (1,796,899)   $ (2,073,896)   $   (189,530)   $   (170,769)   $   (152,731)
                                          ============    ============    ============    ============    ============
Basic and diluted loss per common share   $       (.22)
                                          ============
Weighed average shares outstanding           8,222,636
                                          ============

Table continues below.

                                          Adjustments         Pro Forma
                                            (Note A)         Consolidated
                                          ------------       ------------

Revenue                                   $       --         $  4,987,281
Cost of revenue                                   --            3,509,852
                                          ------------       ------------
Gross profit                                      --            1,477,429
Selling, general, and administrative           329,266 (1)      5,096,860
Stock-based compensation                          --            1,000,000
                                          ------------       ------------
Income (loss) from operations                 (329,266)        (4,619,431)
Other income (expense):
   Interest expense, net                      (270,307)(2)       (277,895)
   Other                                          --               (7,431)
                                          ------------       ------------
                                              (270,307)          (285,326)
                                          ------------       ------------
Loss before extraordinary item                (599,573)        (4,904,757)
Loss on extinguishment of debt                  78,641 (3)           --
                                          ------------       ------------
Net loss                                  $   (599,573)      $ (4,904,757)
                                          ============       ============
Basic and diluted loss per common share                      $       (.24)
                                                             ============
Weighed average shares outstanding                             20,186,033
                                                             ============


 See notes to unaudited pro forma condensed consolidated statement of operations


NOTE A: UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF APRIL 30, 2000

The accompanying unaudited pro forma condensed consolidated balance sheet presents the financial position of e-Net Financial.com Corporation on April 30, 2000. The acquisition of AMRES has been accounted for as a reverse acquisition, whereby AMRES is deemed the acquiring company for financial reporting purposes. Accordingly, the historical assets and liabilities and related operations of AMRES are presented at historical cost in manner similar to a pooling of interests. The common shares retained by the e-Net shareholders which were outstanding on or about January 20, 2000, were reflected as shares issued in connection with the recapitalization as a result of the reverse acquisition of e-Net.

The following pro forma adjustments to the unaudited condensed consolidated balance sheet are as follows:

(1)  Adjustment to eliminate the investments in Titus, LoanNet and ExpiDoc.

                  LoanNet                            $ (2,318,625)
                  ExpiDoc                                (321,510)
                  Titus                                (1,600,000)
                                                      ------------
                                                     $ (4,240,135)
                                                      ============


(2) Adjustment to record goodwill and intangibles as a result of the acquisitions of Titus, LoanNet and Expidoc.

                  Titus                              $  1,596,903
                  LoanNet                               2,226,873
                  ExpiDoc                                 190,860
                                                     ------------
                                                     $  4,014,636
                                                     ============

(3) Adjustment for recapitalization of AMRES by e-Net of $592,887 and an adjustment to eliminate the historical equity of ExpiDoc of $125,220 and amounts in common stock and additional paid-in capital of LoanNet of $134,543.

                  Recapitalization                   $   (592,887)
                  ExpiDoc                                (125,220)
                  LoanNet                                (134,543)
                                                     ------------
                                                     $   (852,650)
                                                     ============

(4) Adjustment for the recapitalization of AMRES by e-Net of $592,887 and to eliminate the acquired retained earnings/(accumulated deficit) for Titus, LoanNet and ExpiDoc:

                  Recapitalization                   $    592,887
                  Titus                                    (3,097)
                  LoanNet                                  42,791
                  ExpiDoc                                  (5,430)
                                                     ------------
                                                     $    627,151
                                                     ============

Note B. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Ten Months Ended April 30, 2000

The unaudited pro forma condensed consolidated statement of operations for the ten months ended April 30, 2000, includes the operations of Titus, LoanNet, and ExpiDoc from the dates of acquisition.

     The Company recorded goodwill as follows:

                                              Amount             Life
                                              ------             ----

     LoanNet                                $2,226,873             7

     Titus                                   1,600,000            10

     ExpiDoc                                   210,296             7
                                            ----------

                                            $4,037,169
                                            ==========


     (1) Adjustment to record the depreciation of fixed assets acquired from LoanNet and amortization of goodwill for Titus, LoanNet, and ExpiDoc. Goodwill is amortized over a period of seven years to ten years due to lack of operating history.

          LoanNet - Depreciation ....................         $ 11,679
          LoanNet - Amortization ....................          132,552
          Titus .....................................          160,000
          ExpiDoc ...................................           25,035
                                                              --------
                                                              $329,266
                                                              ========

     (2) Adjustment to record interest expense on note issued to acquire AMRES of $270,307.

     (3)  Adjustment for non-recurring item.

     (4)  Pro Forma Weighted Average Shares Outstanding

          As Reported -                                     8,222,636
          Shares retained by e-Net shareholders
            in reverse acquisition                         10,979,937
          Shares issued for Loan Net Acquisition              250,000
          Shares issued for Titus Acquisition               1,300,000
          Shares issued for ExpiDoc Acquisition                24,000
          Less Shares included in "as reported" above        (590,540)
                                                          -----------
                                                           20,186,033
                                                          ===========